Exhibit 99-1

February 28, 2008

Seidman and Associates, LLC

Mr. Lawrence B. Seidman

Lanidex Executive Center

100 Misty Lane

Parsippany, New Jersey 07054

Dear Mr. Seidman:

Please find enclosed a letter notifying your nominee for election to the Board of Directors of MASSBANK Corp. that such nominee does not meet the threshold qualifications for nomination as set forth in the Company’s bylaw Article 2, Section 2A and the reasons therefor.

We call your attention to the revised nomination process, which enables a shareholder to nominate a candidate for election to the Board at the upcoming 2008 meeting of stockholders. Such nominations must be received no later than close of business on March 4, 2008. We advise you however that persons acting in concert with, or who have agreed to act pursuant to instructions from or at the direction of, or who are the alter ego of, disqualified persons under bylaw 2A will also be disqualified.

We also call your attention to the last paragraph of Section 2A which provides an opportunity for a nominee to overcome the threshold determination of disqualification. We would consider any written submissions or meet with you personally in the event you desire to utilize the cure provision in the bylaw. Such written submissions or testimony must be received no later than March 10, 2008. You may contact the Board by calling John Bruno of Locke Lord Bissell & Liddell LLP, Special Counsel at (202) 220-6963. Of course if you wish to withdraw your nominations, we will file an 8-K promptly after receipt of your withdrawal so that there is ample time for shareholders to make other nominations of qualified persons for the Board to consider.

Very truly yours,

Gerard H. Brandi

Chairman of the Board of Directors

MASSBANK CORP.

cc:	Seidman and Associates, LLC